Consent of Independent Public Accounting Firm

We hereby concent to the inclusion in this Registration Statement on Form S-1 of our report, dated June 30, 2009, relating to the financial statements of Profit Planners Management, Inc. (the “Company”) (a developement stage company) as of May 31, 2009 and for period from January 29, 2009 (date of inception) to May 31, 2009 (which report expresses an unqualified option and includes an explanatory paragraph referring to the substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is a part of this Registration Statement. We also concent to the reference to us under the heading “Experts” in such Prospectus.

Knoxville, Tennessee
July 8, 2009